                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-106272

                                                           Prospectus Supplement
                                             (To Prospectus Dated June 30, 2003)

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

8,200,000 2% PRINCIPAL-PROTECTED EQUITY LINKED NOTES
BASED UPON THE NASDAQ-100 INDEX
DUE SEPTEMBER 28, 2009
$10.00 PER NOTE

-  The notes bear interest at the rate of    % per annum. We will pay interest
   in cash semi-annually on the 28th day of March and September, commencing on September 28, 2004.

- The notes will mature on September 28, 2009. You will receive at maturity, for each $10 principal amount of notes you hold, $10 plus an interest distribution amount, which may be positive or zero.

- The interest distribution amount will be based on the value of the Nasdaq-100 Index during the term of the notes.

   - If the index return (as defined herein) is less than or equal to an interest received percentage of 10.5%, the interest distribution amount will equal zero.

   - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of (a) $10 and (b) the index return minus the interest received percentage.

- The notes have been approved for listing on the American Stock Exchange under the symbol "PQU."

      INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-8.

      "Nasdaq-100 Index," "Nasdaq-100," and "Nasdaq" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Citigroup Global Markets Holdings Inc. The notes have not been passed on by The Nasdaq Stock Market, Inc. as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. and The Nasdaq Stock Market Inc. makes no warranties and bears no liability with respect to the notes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                             PER NOTE    TOTAL
Public Offering Price.....................................    $10.00      $82,000,000
Underwriting Discount.....................................    $ 0.35      $ 2,870,000
Proceeds to Citigroup Global Markets Holdings Inc.........    $ 9.65      $79,130,000

        The underwriter expects to deliver the Notes to purchasers on or about June 28, 2004.

 Investment Products    Not FDIC Insured    May Lose Value    No Bank Guarantee

                                (CITIGROUP LOGO)

June 23, 2004

                                    SUMMARY

      This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the notes based upon the Nasdaq-100 Index. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the notes, certain information regarding how the Nasdaq-100 Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes," which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SELECTED PURCHASE CONSIDERATIONS

- CURRENT INCOME - The notes offer current income in the form of interest paid semi-annually.

- GROWTH POTENTIAL - The value of the notes is based upon the return of the Nasdaq-100 Index subject to a periodic appreciation cap, enabling you to participate in potential increases in the value of the Nasdaq-100 Index greater than the interest received percentage, subject to the periodic appreciation cap, without having to acquire each of the underlying stocks.

- PRESERVATION OF CAPITAL - At maturity, we will pay you at least the principal amount of the notes, regardless of the performance of the Nasdaq-100 Index.

-  LOW MINIMUM INVESTMENT - Minimum investments start as low as $10 per note.

- EXCHANGE LISTING - Although the notes are expected to be "buy and hold" investments, they have been approved for listing on a major exchange.

- DIVERSIFICATION - The notes' link to the Nasdaq-100 Index may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the Notes" section of this prospectus supplement. Some are summarized here.

- POSSIBILITY OF NO CAPITAL APPRECIATION - The index return used to determine the interest distribution amount, if any, payable to you at maturity is based on the return of the Nasdaq-100 Index, subject to a periodic appreciation cap. The interest distribution amount may be zero even if the value of the Nasdaq-100 Index has increased at one or more times during the term of the notes or if the value of the Nasdaq-100 Index at maturity is greater than the value of the Nasdaq-100 Index on the date of this prospectus supplement.

- THE RETURN ON THE NOTES IS CAPPED - Because of the periodic appreciation cap, the opportunity for equity appreciation afforded by an investment in the notes may be significantly less than the opportunity for equity appreciation afforded by a direct investment in the Nasdaq-100 Index.

- YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP - The notes have been approved for listing on a major exchange, but the secondary market may not be liquid and may not continue for the term of the notes. Although Citigroup Global Markets Inc. intends to make a market in the notes, it is not obligated to do so.

- THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the price of and the dividend yield on the stocks underlying the Nasdaq-100 Index, interest rates, the earnings performance of the issuers of the stocks underlying the Nasdaq-100 Index, other economic conditions and Citigroup Global Markets Holdings' perceived creditworthiness, the notes may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your notes prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE NOTES?

     The Notes are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The Notes mature on September 28, 2009 and do not provide for earlier redemption by you or us.

     Each Note represents a principal amount of $10. You may transfer the Notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the Notes is not at risk in the event of a decline in the Nasdaq-100 Index.

WILL I RECEIVE INTEREST ON THE NOTES?

     The Notes bear interest at the rate of 2% per annum. We will pay interest in cash semi-annually on each 28th day of each March and September, or the immediately next business day, commencing on September 28, 2004.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     The Notes will mature September 28, 2009. You will receive at maturity, for each $10 principal amount of Notes you hold, a payment equal to the sum of $10 and an interest distribution amount. The interest distribution amount is based on the monthly returns of the Nasdaq-100 Index, with each such monthly return subject to a periodic appreciation cap of 5.5%.

HOW WILL THE INTEREST DISTRIBUTION AMOUNT BE CALCULATED?

     The interest distribution amount will be based on the monthly return of the Nasdaq-100 Index during the term of the Notes, and will not be less than zero.

     - If the index return (defined below) is less than or equal to an interest received percentage of 10.5%, the interest distribution amount will equal zero.

     - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of:

              $10 * (Index Return - Interest Received Percentage)

     The index return, which is presented in this prospectus supplement as a percentage, will equal the compounded value of the periodic capped return for each reset period, computed in the following manner:

 [Product of (1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                       ---------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 5.5%.

     The interest received percentage will equal the sum of the interest payable on the notes over their term, expressed as a percentage of the principal amount of the notes.

     Reset dates occur on the 23rd day of each month, commencing July 23, 2004 and ending on September 23, 2009. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 1493.52, the closing level of the Nasdaq-100 Index on June 23, 2004, the date on which the Notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the reset period ending at maturity will be the closing value of the Nasdaq-100 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day. The ending value for the reset period ending at maturity will be the closing value of the Nasdaq-100 Index on the date three index business days before the maturity date.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the interest distribution amount at maturity will not be less than zero (thus ensuring that the payment you receive at maturity will not be less than the amount of your original investment in the Notes), nor can it be more than approximately $280.63 per Note (a maximum value that represents an increase in the value of the Nasdaq-100 Index of at least 5.5% during each reset period for 63 reset periods reduced by the Interest Received Percentage).

     If no closing level of the Nasdaq-100 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the Nasdaq-100 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

     For more specific information about the "periodic capped return" and the "index return," please see "Description of the Notes -- Interest Distribution Amount" in this prospectus supplement.

     The amount payable to you at maturity is dependent upon the performance of the Nasdaq-100 Index during each of the reset periods, provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the Notes. The Notes provide less opportunity for appreciation than a direct investment in the Nasdaq-100 Index because the periodic appreciation cap will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to the first 5.5% of any increase in the value of the Nasdaq-100 Index in any reset period, but not limit your exposure to any depreciation in the value of the Nasdaq-100 Index in any given reset period. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the Notes.

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table setting forth hypothetical maturity payments, see "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this prospectus supplement.

WHO PUBLISHES THE NASDAQ-100 INDEX AND WHAT DOES IT MEASURE?

     Unless otherwise stated, all information on the Nasdaq-100 Index provided in this prospectus supplement is derived from Nasdaq or other publicly available sources. The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on The Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of March 31, 2004, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (30.81%), computer software/services (25.64%), telecommunications (13.41%), retail/wholesale trade (9.99%), biotechnology (9.51%), health care (4.06%), services (3.44%), manufacturing (2.31%) and transportation (0.83%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of March 31, 2004 were as follows: Microsoft Corporation (7.98%), QUALCOMM Incorporated (5.55%), Intel Corporation (5.31%), Cisco Systems Inc. (4.97%) and Amgen Inc. (2.99%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services. The Nasdaq-100 Index share weights of the component securities, or underlying stocks, of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the underlying stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude, which is more desirable for Nasdaq-100 Index reporting purposes.

     Please note that an investment in the Notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Nasdaq-100 Index.

HOW HAS THE NASDAQ-100 INDEX PERFORMED HISTORICALLY?

We have provided a table showing the closing values of the Nasdaq-100 Index on the last index business day of each month from January 1999 to May 2004 and a graph showing the closing values of the Nasdaq-100 Index on the last index business day of each month from April 1985 through May 2004. You can find the table and the graph in the section "Description of the Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Nasdaq-100 Index in recent years. However, past performance is not necessarily indicative of how the Nasdaq-100 Index will perform in the future. You should also refer to the section "Risk Factors Relating to the Notes -- The Historical Performance of the Nasdaq-100 Index Is Not an Indication of the Future Performance of the Index" in this prospectus supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

Because the Notes are contingent payment debt obligations of Citigroup Global Markets Holdings, U.S. Holders of a Note will be required to include original issue discount ("OID") for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Note, which yield will be assumed to be 4.618% per year. This tax OID will be includible in a U.S. Holder's gross income (as ordinary income) over the term of the Note. The amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the Note prior to maturity. The amount of the excess tax OID is calculated based on the difference between the assumed comparable yield of the Notes and the actual interest of 4.618% per annum. The assumed comparable yield is based on a rate at which Citigroup Global Market Holdings would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a Note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. Holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     The Notes have been approved for listing on the American Stock Exchange under the symbol "PQU," subject to official notice of issuance. You should be aware that the listing of the Notes on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the Notes.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the Notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the Notes to create a secondary market for holders of the Notes, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the Notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                       THREE MONTHS
                                          ENDED              YEAR ENDED DECEMBER 31,
                                        MARCH 31,     -------------------------------------
                                           2004       2003    2002    2001    2000    1999
                                       ------------   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges...     2.02x       1.90x   1.44x   1.34x   1.32x   1.46x

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY?

We expect to hedge our obligations under the Notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Nasdaq-100 Index or in other instruments, such as options, swaps or futures, based upon the Nasdaq-100 Index or the stocks underlying the Nasdaq-100 Index. This hedging activity could affect the value of the Nasdaq-100 Index and therefore the market value of the Notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your Notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the Notes declines. You should refer to "Risk Factors Relating to the Notes -- Citigroup Global Markets Holdings' Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the Notes. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the Notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2003, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and (iii) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004, April 15, 2004, April 30, 2004, June 3, 2004 and
June 22, 2004.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the worldwide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the Nasdaq-100 Index, and other events that are difficult to predict and beyond our control.

THE INTEREST DISTRIBUTION AMOUNT PAYABLE AT MATURITY MAY BE ZERO

     If the ending value of the Nasdaq-100 Index for any reset period during the term of the Notes is less than the starting value of the Nasdaq-100 Index for that reset period, the value of the periodic capped return for that reset period will be less than zero. Because the index return used to determine the interest distribution amount payable to you on the maturity date is based on the compounded value of the periodic capped returns for each of the reset periods, the likelihood that the interest distribution amount will be $0 per Note increases as the number of periodic capped return values that are negative increases and as the size of the decline in the value of the Nasdaq-100 Index in any reset period increases. As demonstrated by some of the hypothetical examples in the section "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this prospectus supplement, the interest distribution amount may be equal to $0 per Note even if the value of the Nasdaq-100 Index increases during one or more reset periods during the term of the Notes or if the value of the Nasdaq-100 Index at maturity exceeds the value of the Nasdaq-100 Index on the date the Notes are priced for initial sale to the public by more than the interest received percentage. Assuming a periodic appreciation cap of 5.5%, an interest received percentage of 10.5% and a total of 63 reset periods, if the Nasdaq-100 Index declines in any single reset period by approximately 96.01% or more, the interest distribution amount will be $0 per Note, even if the value of the Nasdaq-100 Index increases in every other reset period.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount we will pay to you on the Notes may be less than the return you could have earned on other investments. The Notes bear interest at the rate of 2% per annum. As a result, if the index return is less than approximately 25.52%, the yield on the Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE HISTORICAL PERFORMANCE OF THE NASDAQ-100 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE NASDAQ-100 INDEX

     The historical performance of the Nasdaq-100 Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the Nasdaq-100 Index during the term of the Notes. While the trading prices of the underlying stocks of the Nasdaq-100 Index will determine the value of the index, it is impossible to predict whether the value of the index will fall or rise. Trading prices of the underlying stocks of the Nasdaq-100 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

BECAUSE OF THE PERIODIC APPRECIATION CAP, YOUR RETURN ON THE NOTES MAY BE LESS THAN YOUR RETURN ON A SIMILAR INDEXED INSTRUMENT THAT IS DIRECTLY LINKED TO THE NASDAQ-100 INDEX

     As a result of the periodic capped return, the Notes provide less opportunity for equity appreciation than a direct investment in the stocks underlying the Nasdaq-100 Index. The periodic capped return will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to the first 5.5% of any increase during any reset period. If the value of the Nasdaq-100 Index increases by more than 5.5% during any reset period during the term of the Notes, your return on the Notes may be less than your return on the underlying stocks or a similar security that was directly linked to the Nasdaq-100 Index but was not subject to a periodic appreciation cap.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE NASDAQ-100 INDEX

     Your return on the Notes will not reflect the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index because of the effect of the periodic appreciation cap, and because the Interest Distribution Amount will only reflect any increase in the value of the Nasdaq-100 Index above 10.5%. In addition, the periodic capped return will be calculated based upon the return of the Nasdaq-100 Index without taking into consideration the value of any dividends paid on the underlying stocks. As a result, the return on the Notes may be less than the return you would realize if you actually owned the stocks underlying the Nasdaq-100 Index even if the ending value of the Nasdaq-100 Index is greater than its starting value.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your Notes in the secondary market will be affected by the supply of and demand for the Notes, the value of the Nasdaq-100 Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     VALUE OF THE NASDAQ-100 INDEX. We expect that the market value of the Notes will likely depend substantially on the relationship between the closing value of the Nasdaq-100 Index on the date the Notes are priced for initial sale to the public and the future value of the Nasdaq-100 Index. However, changes in the value of the Nasdaq-100 Index may not always be reflected, in full or in part, in the market value of the Notes. If you choose to sell your Notes when the value of the Nasdaq-100 Index exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of the effect on the index return of previously determined periodic capped returns and expectations that the Nasdaq-100 Index will continue to fluctuate between that time and the time when subsequent ending values of the Nasdaq-100 Index are determined. If you choose to sell your Notes when the value of the Nasdaq-100 Index is below the value of the index on the date the Notes are priced for initial sale to the public, you may receive less than the amount you originally invested. Because the index return is based on the compounded value of the periodic capped returns for each of the reset periods and will be reduced if the ending value of the Nasdaq-100 Index for any reset period is less than the starting value of the Nasdaq-100 Index for that reset period, the price at which you will be able to sell your Notes prior to the maturity date may be less than the amount originally invested, even if the value of the Nasdaq-100 Index when you sell your Notes is equal to, or higher than, the value of the Nasdaq-100 Index at the time you bought your Notes. The effect of the current Nasdaq-100 Index value on the market value of the Notes will likely decrease significantly over time during the term of the Notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Trading prices of the underlying stocks of the Nasdaq-100 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment. Citigroup Global Markets Holdings' hedging activities in the underlying stocks of the Nasdaq-100 Index, the issuance of securities similar to the Notes and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of the underlying stocks of the Nasdaq-100 Index.

     VOLATILITY OF THE NASDAQ-100 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Nasdaq-100 Index changes during the term of the Notes, the market value of the Notes may decrease. The effect of the volatility of the Nasdaq-100 Index on the market value of the Notes will likely decrease significantly over time during the term of the Notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     EVENTS INVOLVING THE COMPANIES COMPRISING THE NASDAQ-100 INDEX. General economic conditions and earnings results of the companies whose common stocks comprise the Nasdaq-100 Index and real or anticipated changes in those conditions or results may affect the market value of the Notes. In addition, if the dividend yields on those stocks increase, the value of the Notes may decrease because the Nasdaq-100 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, the value of the Notes may increase.

     INTEREST RATES. We expect that the market value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the Notes may decrease, and if U.S. interest rates decrease, the market value of the Notes may increase.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Nasdaq-100 Index the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of the Nasdaq-100 Index during the period prior to the maturity of the Notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the Notes.

     CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITIES. Hedging activities related to the Notes by one or more of our affiliates will likely involve trading in one or more of the stocks underlying the Nasdaq-100 Index or in other instruments, such as options, swaps or futures, based upon the Nasdaq-100 Index or the stocks underlying the Nasdaq-100 Index. This hedging activity could affect the value of the Nasdaq-100 Index and therefore the market value of the Notes.

     CITIGROUP GLOBAL MARKETS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the Notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the Notes attributable to another factor, such as an increase in the value of the Nasdaq-100 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the Notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. If the secondary market for the Notes is limited, there may be few buyers should you choose to sell your Notes prior to maturity and this may reduce the price you receive.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE NASDAQ-100 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the Nasdaq-100 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Nasdaq-100 Index and therefore the market value of the Notes.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the Notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP GLOBAL MARKETS HOLDINGS' HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the Notes through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks underlying the Nasdaq-100 Index or in other instruments, such as options, swaps or futures, based upon the Nasdaq-100 Index or the stocks underlying the Nasdaq-100 Index. This hedging activity may present a conflict between your interest in the Notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the value of the Nasdaq-100 Index and therefore the market value of the Notes. It could also be adverse to your interest if it affects the price at which our subsidiary Citigroup Global Markets Inc. may be willing to purchase your Notes in the secondary market. Since hedging our obligation under the Notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the Notes declines.

                            DESCRIPTION OF THE NOTES

     The description in this prospectus supplement of the particular terms of the 2% Principal-Protected Equity Linked Notes Based Upon the Nasdaq-100 Index Due September 28, 2009 (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of Notes issued will be $82,000,000 (8,200,000 Notes). The Notes will mature on September 28, 2009, will constitute part of the senior debt of Citigroup Global Markets Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

     The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01," "2.01" and so forth, rather than "101," "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

INTEREST

     The Notes bear interest at the rate of 2% per annum. We will pay interest in cash semi-annually on the 28th day of each March and September, or the immediately next business day, commencing on September 28, 2004.

     Interest will be payable to the persons in whose names the Notes are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The Notes will mature on September 28, 2009. You will receive at maturity, for each $10 principal amount of Notes you hold, a payment equal to the sum of $10 and an interest distribution amount. The interest distribution amount is based on the monthly returns of the Nasdaq-100 Index, with each such monthly return subject to a periodic appreciation cap of 5.5%.

INTEREST DISTRIBUTION AMOUNT

     The interest distribution amount will be based on the monthly return of the Nasdaq-100 Index during the term of the Notes, and will not be less than zero.

     - If the index return (defined below) is less than or equal to an interest received percentage of 10.5%, the interest distribution amount will equal zero.

     - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of:

              $10 * (Index Return - Interest Received Percentage)

     The index return, which is presented in this prospectus supplement as a percentage, will equal the compounded value of the periodic capped return for each reset period, computed in the following manner:

 [Product of (1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                    ---------------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 5.5%.

     The interest received percentage will equal the sum of the interest payable on the Notes over their term, expressed as a percentage of the principal amount of the Notes.

     Reset dates occur on the 23rd day of each month, commencing July 23, 2004 and ending on September 23, 2009. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 1493.52, the closing level of the Nasdaq-100 Index on June 23, 2004, the date on which the Notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the reset period ending at maturity will be the closing value of the Nasdaq-100 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day. The ending value for the reset period ending at maturity will be the closing value of the Nasdaq-100 Index on the date three index business days before the maturity date.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the interest distribution amount at maturity will not be less than zero (thus ensuring that the payment you receive at maturity will not be less than the amount of your original investment in the Notes), nor can it be more than approximately $280.63 per Note (a maximum value that represents an increase in the value of the Nasdaq-100 Index of at least 5.5% during each reset period for 63 reset periods reduced by the Interest Received Percentage).

     An index business day means a day, as determined by the calculation agent, on which the Nasdaq-100 Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Nasdaq-100 Index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing value of the Nasdaq-100 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or a limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Nasdaq-100 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Nasdaq-100 Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Nasdaq-100 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nasdaq-100 Index will be based on a comparison of the portion of the value of the Nasdaq-100 Index attributable to that security relative to the overall value of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

     If no closing value of the Nasdaq-100 Index is available on any index business day because of a market disruption event or otherwise, the value of the Nasdaq-100 Index for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Nasdaq-100 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Nasdaq-100 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

     Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE suspended all trading for the entire day, and on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the Notes, it would constitute a market disruption event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

     The amount payable to you at maturity is dependent upon the performance of the Nasdaq-100 Index during each of the reset periods, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the Notes. The Notes provide less opportunity for appreciation than a direct investment in the Nasdaq-100 Index because the periodic appreciation cap will operate to limit the portion of any appreciation in the value of the Nasdaq-100 Index in which you will share to the first 5.5% of any increase in the value of the Nasdaq-100 Index during any reset period, but not limit your exposure to any depreciation in the value of the Nasdaq-100 Index during any given period. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the Notes.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The index return and, therefore, the interest distribution amount, is dependent on the closing value of the Nasdaq-100 Index on each reset date. Because the value of the Nasdaq-100 Index may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of the Nasdaq-100 Index on the amount payable on the Notes at maturity. All of the hypothetical examples assume that the investment in the Notes is $10, that the initial starting value of the Nasdaq-100 Index is 1493.52, that the periodic capped return cannot exceed 5.5%, that the interest distribution amount cannot equal less than zero, that the reset date is on the 23rd day of each month, commencing July 23, 2004, that there are 63 reset periods, and that the interest received percentage is 10.5%. The Nasdaq-100 Index levels illustrated in each of the examples have been rounded to the nearest whole number.

  EXAMPLE 1:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
              VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX APPRECIATED BY 3% (AN AMOUNT LESS THAN THE 5.5% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                   1,837   3.00%    2,619   3.00%    3,734   3.00%    5,324   3.00%    7,590   3.00%
February.............                   1,892   3.00%    2,697   3.00%    3,846   3.00%    5,483   3.00%    7,818   3.00%
March................                   1,949   3.00%    2,778   3.00%    3,961   3.00%    5,648   3.00%    8,053   3.00%
April................                   2,007   3.00%    2,862   3.00%    4,080   3.00%    5,817   3.00%    8,294   3.00%
May..................                   2,067   3.00%    2,948   3.00%    4,203   3.00%    5,992   3.00%    8,543   3.00%
June.................                   2,129   3.00%    3,036   3.00%    4,329   3.00%    6,172   3.00%    8,799   3.00%
July.................  1,538   3.00%    2,193   3.00%    3,127   3.00%    4,458   3.00%    6,357   3.00%    9,063   3.00%
August...............  1,584   3.00%    2,259   3.00%    3,221   3.00%    4,592   3.00%    6,547   3.00%    9,335   3.00%
September............  1,632   3.00%    2,327   3.00%    3,318   3.00%    4,730   3.00%    6,744   3.00%    9,615   3.00%
October..............  1,681   3.00%    2,397   3.00%    3,417   3.00%    4,872   3.00%    6,946   3.00%
November.............  1,731   3.00%    2,469   3.00%    3,520   3.00%    5,018   3.00%    7,155   3.00%
December.............  1,783   3.00%    2,543   3.00%    3,625   3.00%    5,169   3.00%    7,369   3.00%

INDEX RETURN = [(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03)] - 1.00 = 5.4379
or 543.79%.

INTEREST DISTRIBUTION AMOUNT = $10 X (5.4379 - 0.10500) = $53.33.

PAYMENT AT MATURITY = $10 + $53.33 = $63.33 PER NOTE.

  EXAMPLE 2:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
              VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX APPRECIATED BY 5.5% (AN AMOUNT EQUAL TO THE 5.5% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007              2008              2009
                       --------------   --------------   --------------   ---------------   ---------------   ---------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN   LEVEL    RETURN   LEVEL    RETURN
                       -----   ------   -----   ------   -----   ------   ------   ------   ------   ------   ------   ------
January..............                   2,173   5.50%    4,131   5.50%     7,853   5.50%    14,930   5.50%    28,385   5.50%
February.............                   2,292   5.50%    4,358   5.50%     8,285   5.50%    15,751   5.50%    29,947   5.50%
March................                   2,418   5.50%    4,597   5.50%     8,741   5.50%    16,618   5.50%    31,594   5.50%
April................                   2,551   5.50%    4,850   5.50%     9,221   5.50%    17,532   5.50%    33,331   5.50%
May..................                   2,691   5.50%    5,117   5.50%     9,729   5.50%    18,496   5.50%    35,165   5.50%
June.................                   2,839   5.50%    5,398   5.50%    10,264   5.50%    19,513   5.50%    37,099   5.50%
July.................  1,576   5.50%    2,996   5.50%    5,695   5.50%    10,828   5.50%    20,586   5.50%    39,139   5.50%
August...............  1,662   5.50%    3,160   5.50%    6,009   5.50%    11,424   5.50%    21,719   5.50%    41,292   5.50%
September............  1,754   5.50%    3,334   5.50%    6,339   5.50%    12,052   5.50%    22,913   5.50%    43,563   5.50%
October..............  1,850   5.50%    3,518   5.50%    6,688   5.50%    12,715   5.50%    24,173   5.50%
November.............  1,952   5.50%    3,711   5.50%    7,056   5.50%    13,414   5.50%    25,503   5.50%
December.............  2,059   5.50%    3,915   5.50%    7,444   5.50%    14,152   5.50%    26,906   5.50%

INDEX RETURN =  [(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055)] - 1.00 = 28.1679 or 2,816.79%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INTEREST DISTRIBUTION AMOUNT = $10 X (28.1679 - 0.10500) = $280.63.

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 5.5%, $280.63 IS THE MAXIMUM POSSIBLE INTEREST DISTRIBUTION AMOUNT.

PAYMENT AT MATURITY = $10 + $280.63 = $290.63 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

  EXAMPLE 3:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
              VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX APPRECIATED BY 6% (AN AMOUNT GREATER THAN THE 5.5% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007              2008              2009
                       --------------   --------------   --------------   ---------------   ---------------   ---------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED   INDEX    CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN   LEVEL    RETURN   LEVEL    RETURN
                       -----   ------   -----   ------   -----   ------   ------   ------   ------   ------   ------   ------
January..............                   2,246   5.50%    4,519   5.50%     9,093   5.50%    18,296   5.50%    36,816   5.50%
February.............                   2,380   5.50%    4,790   5.50%     9,638   5.50%    19,394   5.50%    39,025   5.50%
March................                   2,523   5.50%    5,077   5.50%    10,217   5.50%    20,558   5.50%    41,366   5.50%
April................                   2,675   5.50%    5,382   5.50%    10,830   5.50%    21,791   5.50%    43,848   5.50%
May..................                   2,835   5.50%    5,705   5.50%    11,479   5.50%    23,099   5.50%    46,479   5.50%
June.................                   3,005   5.50%    6,047   5.50%    12,168   5.50%    24,485   5.50%    49,268   5.50%
July.................  1,583   5.50%    3,186   5.50%    6,410   5.50%    12,898   5.50%    25,954   5.50%    52,224   5.50%
August...............  1,678   5.50%    3,377   5.50%    6,795   5.50%    13,672   5.50%    27,511   5.50%    55,357   5.50%
September............  1,779   5.50%    3,579   5.50%    7,202   5.50%    14,492   5.50%    29,162   5.50%    58,679   5.50%
October..............  1,886   5.50%    3,794   5.50%    7,634   5.50%    15,362   5.50%    30,911   5.50%
November.............  1,999   5.50%    4,022   5.50%    8,092   5.50%    16,284   5.50%    32,766   5.50%
December.............  2,119   5.50%    4,263   5.50%    8,578   5.50%    17,261   5.50%    34,732   5.50%

---------------

* Actual return on the Nasdaq-100 Index during each reset period is 6%, but because of the 5.5% periodic appreciation cap the periodic capped return would be 5.5%.

INDEX RETURN =  [(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X
(1.00 + 0.055)] - 1.00 = 28.1679 or 2,816.79%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INTEREST DISTRIBUTION AMOUNT = $10 X (28.1679 - 0.10500) = $280.63.

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 5.5%, $280.63 IS THE MAXIMUM POSSIBLE INTEREST DISTRIBUTION AMOUNT.

PAYMENT AT MATURITY = $10 + $280.63 = $290.63 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

  EXAMPLE 4:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS LESS THAN ITS
              VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX DECLINED STEADILY THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                   1,372   -1.35%   1,121   -1.95%    850    -2.55%    599    -3.15%    392    -3.75%
February.............                   1,353   -1.40%   1,098   -2.00%    828    -2.60%    580    -3.20%    377    -3.80%
March................                   1,334   -1.45%   1,076   -2.05%    806    -2.65%    561    -3.25%    362    -3.85%
April................                   1,314   -1.50%   1,053   -2.10%    784    -2.70%    543    -3.30%    348    -3.90%
May..................                   1,293   -1.55%   1,030   -2.15%    763    -2.75%    524    -3.35%    335    -3.95%
June.................                   1,273   -1.60%   1,008   -2.20%    741    -2.80%    507    -3.40%    321    -4.00%
July.................  1,478   -1.05%   1,252   -1.65%     985   -2.25%    720    -2.85%    489    -3.45%    308    -4.05%
August...............  1,462   -1.10%   1,230   -1.70%     962   -2.30%    699    -2.90%    472    -3.50%    296    -4.10%
September............  1,445   -1.15%   1,209   -1.75%     940   -2.35%    679    -2.95%    455    -3.55%    283    -4.15%
October..............  1,427   -1.20%   1,187   -1.80%     917   -2.40%    658    -3.00%    439    -3.60%
November.............  1,410   -1.25%   1,165   -1.85%     895   -2.45%    638    -3.05%    423    -3.65%
December.............  1,391   -1.30%   1,143   -1.90%     872   -2.50%    619    -3.10%    407    -3.70%

INDEX RETURN = [(1.00 + -0.0105) X (1.00 + -0.0110) X (1.00 + -0.0115) X (1.00 +
-0.0120) X
(1.00 + -0.0125) X (1.00 + -0.0130) X (1.00 + -0.0135) X (1.00 + -0.0140) X
(1.00 + -0.0145) X
(1.00 + -0.0150) X (1.00 + -0.0155) X (1.00 + -0.0160) X (1.00 + -0.0165) X
(1.00 + -0.0170) X
(1.00 + -0.0175) X (1.00 + -0.0180) X (1.00 + -0.0185) X (1.00 + -0.0190) X
(1.00 + -0.0195) X
(1.00 + -0.0200) X (1.00 + -0.0205) X (1.00 + -0.0210) X (1.00 + -0.0215) X
(1.00 + -0.0220) X
(1.00 + -0.0225) X (1.00 + -0.0230) X (1.00 + -0.0235) X (1.00 + -0.0240) X
(1.00 + -0.0245) X
(1.00 + -0.0250) X (1.00 + -0.0255) X (1.00 + -0.0260) X (1.00 + -0.0265) X
(1.00 + -0.0270) X
(1.00 + -0.0275) X (1.00 + -0.0280) X (1.00 + -0.0285) X (1.00 + -0.0290) X
(1.00 + -0.0295) X
(1.00 + -0.0300) X (1.00 + -0.0305) X (1.00 + -0.0310) X (1.00 + -0.0315) X
(1.00 + -0.0320) X
(1.00 + -0.0325) X (1.00 + -0.0330) X (1.00 + -0.0335) X (1.00 + -0.0340) X
(1.00 + -0.0345) X
(1.00 + -0.0350) X (1.00 + -0.0355) X (1.00 + -0.0360) X (1.00 + -0.0365) X
(1.00 + -0.0370) X
(1.00 + -0.0375) X (1.00 + -0.0380) X (1.00 + -0.0385) X (1.00 + -0.0390) X
(1.00 + -0.0395) X
(1.00 + -0.0400) X (1.00 + -0.0405) X (1.00 + -0.0410) X (1.00 + -0.0415)] -
1.00 = -0.8103 or -81.03% and if the index return is less than or equal to 10.5% (the interest received percentage), the interest distribution amount = $0.

PAYMENT AT MATURITY = $10 + $0 = $10 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT.

     EXAMPLE 5:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN
                 ITS VALUE AT ISSUANCE AND THE NASDAQ-100 INDEX INCREASED STEADILY THROUGHOUT ALL BUT ONE OF THE RESET PERIODS DURING THE TERM OF THE NOTES. IF THE DECLINE IS GREATER THAN OR EQUAL TO APPROXIMATELY 96.01% FOR ANY ONE RESET PERIOD, THE INDEX RETURN WILL BE LESS THAN THE INTEREST RECEIVED PERCENTAGE AND THE INTEREST DISTRIBUTION AMOUNT WILL BE ZERO:

                            2004             2005             2006             2007               2008              2009
                       --------------   --------------   --------------   ---------------   ----------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED    INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN   LEVEL    RETURN    LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   ------   ------   ------   -------   -----   ------
January..............                   2,173   5.50%    4,131   5.50%     7,853   5.50%    14,930     5.50%   1,074   5.50%
February.............                   2,292   5.50%    4,358   5.50%     8,285   5.50%    15,751     5.50%   1,133   5.50%
March................                   2,418   5.50%    4,597   5.50%     8,741   5.50%    16,618     5.50%   1,195   5.50%
April................                   2,551   5.50%    4,850   5.50%     9,221   5.50%    17,532     5.50%   1,261   5.50%
May..................                   2,691   5.50%    5,117   5.50%     9,729   5.50%    18,496     5.50%   1,330   5.50%
June.................                   2,839   5.50%    5,398   5.50%    10,264   5.50%       738   -96.01%   1,403   5.50%
July.................  1,576   5.50%    2,996   5.50%    5,695   5.50%    10,828   5.50%       779     5.50%   1,480   5.50%
August...............  1,662   5.50%    3,160   5.50%    6,009   5.50%    11,424   5.50%       821     5.50%   1,562   5.50%
September............  1,754   5.50%    3,334   5.50%    6,339   5.50%    12,052   5.50%       867     5.50%   1,648   5.50%
October..............  1,850   5.50%    3,518   5.50%    6,688   5.50%    12,715   5.50%       914     5.50%
November.............  1,952   5.50%    3,711   5.50%    7,056   5.50%    13,414   5.50%       965     5.50%
December.............  2,059   5.50%    3,915   5.50%    7,444   5.50%    14,152   5.50%     1,018     5.50%

INDEX RETURN = [(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + -0.960) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 +
0.055) X
(1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055) X (1.00 + 0.055)] - 1.00 =
0.10313 or 10.313% and
if the index return is less than or equal to 10.5% (the interest received percentage), the interest distribution amount = $0.

PAYMENT AT MATURITY = $10 + $0 = $10 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT (EVEN THOUGH THE VALUE OF THE NASDAQ-100 INDEX INCREASED IN ALL BUT ONE OF THE RESET PERIODS).

     EXAMPLE 6:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS LESS THAN ITS
                 VALUE AT ISSUANCE AND THE VALUE OF THE NASDAQ-100 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN 32 RESET PERIODS AND INCREASING IN 31 RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES AND DECLINES BEING EQUAL:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                   1,546   -4.00%   1,659   -4.00%   1,516   -4.00%   1,502   -4.00%   1,611    4.00%
February.............                   1,608    4.00%   1,592   -4.00%   1,577    4.00%   1,562    4.00%   1,547   -4.00%
March................                   1,672    4.00%   1,529   -4.00%   1,640    4.00%   1,624    4.00%   1,485   -4.00%
April................                   1,739    4.00%   1,590    4.00%   1,706    4.00%   1,689    4.00%   1,545    4.00%
May..................                   1,669   -4.00%   1,653    4.00%   1,774    4.00%   1,757    4.00%   1,483   -4.00%
June.................                   1,603   -4.00%   1,719    4.00%   1,845    4.00%   1,827    4.00%   1,423   -4.00%
July.................  1,553    4.00%   1,538   -4.00%   1,788    4.00%   1,919    4.00%   1,754   -4.00%   1,480    4.00%
August...............  1,615    4.00%   1,600    4.00%   1,860    4.00%   1,842   -4.00%   1,684   -4.00%   1,421   -4.00%
September............  1,551   -4.00%   1,664    4.00%   1,785   -4.00%   1,768   -4.00%   1,617   -4.00%   1,364   -4.00%
October..............  1,613    4.00%   1,731    4.00%   1,714   -4.00%   1,698   -4.00%   1,552   -4.00%
November.............  1,677    4.00%   1,800    4.00%   1,645   -4.00%   1,630   -4.00%   1,490   -4.00%
December.............  1,610   -4.00%   1,728   -4.00%   1,580   -4.00%   1,564   -4.00%   1,550    4.00%

INDEX RETURN = [(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04)
X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04)
X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
-0.04) X (1.00 + -0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04)
X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04)] - 1.00 =
-0.0865 or -8.65% and
if the index return is less than or equal to 10.5%, (the interest received percentage), the interest distribution amount = $0.

PAYMENT AT MATURITY = $10 + $0 = $10 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT (EVEN THOUGH THE VALUE OF THE NASDAQ-100 INDEX INCREASED IN ONE HALF OF THE RESET PERIODS).

  EXAMPLE 7:  THE VALUE OF THE NASDAQ-100 INDEX AT MATURITY IS GREATER THAN ITS
              VALUE AT ISSUANCE AND THE VALUE OF THE NASDAQ-100 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN 32 RESET PERIODS AND INCREASING IN 31 RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES BEING GREATER THAN THE MAGNITUDE OF THE DECLINES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                   1,595    4.00%   1,568   -3.00%   1,771    4.00%   1,741   -3.00%   1,968    4.00%
February.............                   1,658    4.00%   1,630    4.00%   1,842    4.00%   1,811    4.00%   2,047    4.00%
March................                   1,609   -3.00%   1,695    4.00%   1,916    4.00%   1,883    4.00%   1,985   -3.00%
April................                   1,560   -3.00%   1,763    4.00%   1,858   -3.00%   1,827   -3.00%   1,926   -3.00%
May..................                   1,514   -3.00%   1,834    4.00%   1,803   -3.00%   1,772   -3.00%   1,868   -3.00%
June.................                   1,574    4.00%   1,907    4.00%   1,749   -3.00%   1,843    4.00%   1,943    4.00%
July.................  1,449   -3.00%   1,637    4.00%   1,850   -3.00%   1,696   -3.00%   1,788   -3.00%   1,884   -3.00%
August...............  1,507    4.00%   1,703    4.00%   1,794   -3.00%   1,764    4.00%   1,859    4.00%   1,828   -3.00%
September............  1,567    4.00%   1,771    4.00%   1,741   -3.00%   1,835    4.00%   1,934    4.00%   1,901    4.00%
October..............  1,520   -3.00%   1,718   -3.00%   1,688   -3.00%   1,908    4.00%   1,876   -3.00%
November.............  1,474   -3.00%   1,666   -3.00%   1,638   -3.00%   1,851   -3.00%   1,819   -3.00%
December.............  1,533    4.00%   1,616   -3.00%   1,703    4.00%   1,795   -3.00%   1,892    4.00%

INDEX RETURN = [(1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03)
X (1.00 + -0.03) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03)
X (1.00 + -0.03) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X
(1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 +
-0.03) X (1.00 + -0.03) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X
(1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03)
X (1.00 + -0.03) X
(1.00 + 0.04) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03)
X (1.00 + -0.03) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03)
X (1.00 + -0.03) X
(1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04)] - 1.00 = 0.2727
or 27.27%.

INTEREST DISTRIBUTION AMOUNT = $10 X (0.2727 - 0.10500) = $1.68.

PAYMENT AT MATURITY = $10 + $1.68 = $11.68 PER NOTE.

     The examples are for purposes of illustration only. The interest distribution amount will depend on the starting value and the actual ending values determined by the calculation agent as provided in this prospectus supplement. Historical closing values for the Nasdaq-100 Index are included in this prospectus supplement under "Description of Nasdaq-100 Index -- Historical Data on the Nasdaq-100 Index."

DISCONTINUANCE OF THE NASDAQ-100 INDEX

     If Nasdaq discontinues publication of the Nasdaq-100 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index, then the ending value as of any succeeding reset date will be determined by reference to the value of that index, which we refer to as a "successor index".

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

     If Nasdaq discontinues publication of the Nasdaq-100 Index and a successor index is not selected by the calculation agent or is no longer published on any reset date, the periodic index level to be substituted for the Nasdaq-100 Index for that reset date will be a value computed by the calculation agent for that reset date in accordance with the procedures last used to calculate the Nasdaq-100 Index prior to any such discontinuance.

     If Nasdaq discontinues publication of the Nasdaq-100 Index prior to the determination of the interest distribution amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the interest distribution amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the interest distribution amount as described in the preceding paragraph as if such day were a reset date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation), and arrange for information with respect to those values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect trading in the Notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Nasdaq-100 Index as described above, the successor index or value will be substituted for the Nasdaq-100 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Nasdaq-100 Index or a successor index is changed in any material respect, or if the Nasdaq-100 Index or a successor index is in any other way modified so that the value of the Nasdaq-100 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Nasdaq-100 Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the Nasdaq-100 Index or the successor index. Accordingly, if the method of calculating the Nasdaq-100 Index or the successor index is modified so that the value of the Nasdaq-100 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Nasdaq-100 Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the maturity payment, calculated as though the maturity of the Notes were the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of a Notes were not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of a Note will be capped at the payment at maturity calculated as though the maturity date of the Notes were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of the Notes at 2% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5% per annum on the unpaid amount due.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the section "Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments and all interest payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the Notes are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the Notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the Notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                      DESCRIPTION OF THE NASDAQ-100 INDEX

GENERAL

     The Nasdaq-100 index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of The Nasdaq Stock Market. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. As of March 31, 2004, the major industry groups covered in the Nasdaq-100 Index (listed according to their respective capitalization in the Nasdaq-100 Index) were as follows: computer and office equipment (30.81%), computer software/services (25.64%), telecommunications (13.41%), retail/wholesale trade (9.99%), biotechnology (9.51%), health care (4.06%), services (3.44%), manufacturing (2.31%) and transportation (0.83%). The identity and capitalization weightings of the five largest companies represented in the Nasdaq-100 Index as of March 31, 2004 were as follows: Microsoft Corporation (7.98%), QUALCOMM Incorporated (5.55%), Intel Corporation (5.31%), Cisco Systems Inc. (4.97%) and Amgen Inc. (2.99%). Current information regarding the market value of the Nasdaq-100 Index is available from The Nasdaq Stock Market, Inc. as well as numerous market information services.

     The Nasdaq-100 Index share weights of the component securities, or underlying stocks (the "Underlying Stocks"), of the Nasdaq-100 Index at any time are based upon the total shares outstanding in each of the 100 securities in the Nasdaq-100 Index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the Underlying Stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each Underlying Stock's influence on the value of the Nasdaq-100 Index is directly proportional to the value of its Nasdaq-100 Index share weight. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then current Nasdaq-100 Index share weights of each of the component 100 Underlying Stocks multiplied by each such security's respective last sale price on The Nasdaq Stock Market, and divided by a scaling factor (the "divisor") which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

     THE NASDAQ-100 INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE INDEX RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

COMPUTATION OF THE NASDAQ-100 INDEX

  UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

     To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

          (1) the security must be of a non-financial company;

          (2) only one class of security per issuer is allowed;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 200,000 shares per day;

          (5) the security must have "seasoned" on The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

          (6) if a security would otherwise qualify to be in the top 25% of the issuers included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one year "seasoning" criteria would apply;

          (7) if the security is of a foreign issuer, the company must have listed options or be eligible for listed options trading;

          (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being index eligible within the next six months; and

          (9) the issuer of the security may not have annual audited financial statements with an audit opinion which the auditor or the issuer has indicated cannot be currently relied upon.

     These Nasdaq-100 Index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc. In addition, to be eligible for continued inclusion a security must meet the following criteria:

          (1) the security must be listed on the NASDAQ National Market;

          (2) the security must be of a non-financial company;

          (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

          (4) the security must have average daily trading volume of at least 200,000 shares;

          (5) if the security is of a foreign issuer, it must have listed options or be eligible for listed options trading;

          (6) the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month; and

          (7) the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company has indicated cannot be currently relied upon.

     The Underlying Stocks are evaluated annually as follows (such evaluation is referred to herein as the "Annual Ranking Review"). Securities listed on The Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's annual review. Securities not meeting such criteria are replaced. The replacement securities chosen are those Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index that have the largest market capitalization. The list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an Underlying Stock is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

     In addition to the Annual Ranking Review, the securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5%, such change is ordinarily made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December. In either case, the Nasdaq-100 Index share weights for such Underlying Stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such Underlying Stocks.

     Ordinarily, whenever there is a change in Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by any such change.

  REBALANCING OF THE NASDAQ-100 INDEX

     Effective after the close of trading on December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Underlying Stocks from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the Underlying Stocks are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings, or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1%). Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Underlying Stock must be less than or equal to 24% and (2) the "collective weight" of those Underlying Stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48%.

     If either one or both of these weight distribution requirements are not met upon quarterly review, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Underlying Stock exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough for the adjusted weight of the single largest Underlying Stock to be set to 20%. Second, relating to weight distribution requirement (2) above, for those Underlying Stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by enough for the "collective weight," so adjusted, to be set to 40%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be distributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor that sets it equal to the average Nasdaq-100 Index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Underlying Stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor that sets it equal to the average index weight of 1%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) above and/or weight distribution requirement (2) above.

     Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index Security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

HISTORICAL DATA ON THE NASDAQ-100 INDEX

     The following table sets forth the value of the Nasdaq-100 Index at the end of each month in the period from January 1999 through May 2004. These historical data on the Nasdaq-100 Index are not necessarily indicative of the future performance of the Nasdaq-100 Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Nasdaq-100 Index during any period set forth below is not an indication that the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                       1999      2000      2001      2002      2003      2004
                                      -------   -------   -------   -------   -------   -------
January.............................  2127.19   3570.05   2593.00   1550.17    983.05   1493.08
February............................  1925.28   4266.94   1908.32   1359.22   1009.74   1470.38
March...............................  2106.39   4397.84   1573.25   1452.81   1018.66   1438.41
April...............................  2136.39   3773.18   1855.15   1277.07   1106.06   1401.36
May.................................  2089.70   3324.08   1799.89   1208.34   1197.89   1466.22
June................................  2296.77   3763.79   1830.19   1051.41   1201.69
July................................  2270.93   3609.35   1683.61    962.11   1276.94
August..............................  2396.87   4077.49   1469.70    942.38   1341.20
September...........................  2407.90   3570.61   1168.37    832.52   1303.70
October.............................  2637.44   3282.30   1364.78    989.54   1416.39
November............................  2966.71   2506.54   1596.05   1116.10   1424.25
December............................  3707.83   2341.70   1577.05    984.36   1467.92

     The closing value of the Nasdaq-100 Index on June 23, 2004 was 1493.52.

HISTORICAL CLOSING VALUES

     The following graph illustrates the historical performance of the Nasdaq-100 Index based on the closing value thereof at the end of each month from April 1985 through May 2004. Past movements of the index are not necessarily indicative of future index values.

(HISTORICAL CLOSING VALUE CHART)

LICENSE AGREEMENT

     The Nasdaq Stock Market, Inc. ("Nasdaq") and Citigroup Global Markets Holdings have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings, in exchange for a fee, of the right to use indices owned and published by The Nasdaq Stock Market, Inc. in connection with certain securities, including the Notes.

     The license agreement between The Nasdaq Stock Market, Inc. and Citigroup Global Markets Holdings provides that the following language must be stated in this prospectus supplement.

     The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (The Nasdaq Stock Market, Inc., with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to Citigroup Global Markets Holdings and its affiliates (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the Notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATIONS OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     All disclosures contained in this prospectus supplement regarding the Nasdaq-100 Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by The Nasdaq Stock Market, Inc. None of Citigroup Global Markets Holdings, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect).

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

TAX CHARACTERIZATION OF THE NOTES

     Citigroup Global Markets Holdings will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Global Markets Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.618% (the "comparable yield"). The comparable yield is based on a rate at which Citigroup Global Market Holdings could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 2%, as well as a payment of $11.5160 at maturity (the "Projected Payment Amount"). The Projected Payment Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

     The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Global Markets Holdings with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the Projected Payment Amount do not necessarily represent Citigroup Global Markets Holdings' expectations regarding such yield or the amount of such payment.

     Each Note Will be Issued at Par. However, there will be original issue discount for U.S. federal income tax purposes ("Tax OID") because a U.S. Holder must accrue income at the comparable yield.

Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year in amounts that exceed the cash coupons that the U.S. Holders will receive. The amount of Tax OID accruing on a Note that exceeds the cash coupons received by a U.S. Holder equals the difference between the comparable yield and the cash coupons.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrued periods. Based upon the comparable yield, if a U.S. Holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $10 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods: $0.1331 in 2004; $0.2669 in 2005; $0.2792 in 2006; $0.2921 in 2007; $0.3070 in 2008; and $0.2376
in 2009.

     Disposition of the Notes. When a U.S. Holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity) (a "disposition"), the U.S. Holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. Holder's original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder and less the amount of any payments received by the holder while holding the Note.

     If the amount received on the Note at maturity exceeds the Projected Payment Amount, the U.S. Holder will be required to include such excess in income as ordinary income. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss to the extent of the U.S. Holder's previous Tax OID inclusions with respect to the Note.

     On a disposition of a Note other than repayment of a Note at maturity, any gain realized by a U.S. Holder will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will be treated as an ordinary loss to the extent of the U.S. Holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if such U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules.

U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

NON-UNITED STATES PERSONS

     The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term "Non-U.S. Holder" means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

     Payment with Respect to the Notes. All payments on the Notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

          (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Global Markets Holdings' stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Global Markets Holdings through stock ownership;

          (ii) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

          (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and

          (iv) the stocks underlying the Nasdaq-100 Index are actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code.

     If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

     Information Reporting and Backup Withholding. In general, a Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Global Markets Holdings with an Internal Revenue Service Form W-8BEN described above and Citigroup Global Markets Holdings does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the Notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $82,000,000 principal amount of Notes (8,200,000 Notes).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the Notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the Notes if it purchases any of the Notes.

     Citigroup Global Markets Inc. proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $0.30 per Note. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.30 per Note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services, a broker-dealer affiliated with Citigroup Global Markets Inc., acting as agent. Citicorp Investment Services will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $0.30 per Note for the Notes it sells. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the Notes, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the Notes. Consequently, the initial public offering price for the Notes was determined by negotiations between Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the Notes will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the Notes will develop and continue after this offering.

     The Notes have been approved for listing on the American Stock Exchange under the symbol "PQU," subject to official notice of issuance.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell Notes and the underlying stocks of the Nasdaq-100 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of Notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of Notes or the underlying stocks of the Nasdaq-100 Index made for the purpose of preventing a decline in the market price of the Notes or the underlying stocks of the Nasdaq-100 Index while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the Notes, Citigroup Global Markets Holdings expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See "Use of Proceeds and Hedging" in the accompanying prospectus.

     We estimate that our total expenses for this offering will be $100,000.

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the Notes (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the Notes and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets, Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes.

                                 LEGAL MATTERS

     The validity of the Notes and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Edward F. Greene, Esq. Mr. Greene, General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the Notes. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                              PROSPECTUS SUPPLEMENT
Summary..................................................................    S-2
Summary Information -- Q&A...............................................    S-3
Incorporation of Certain Documents by Reference..........................    S-7
Risk Factors Relating to the Notes.......................................    S-8
Description of the Notes.................................................   S-12
Description of the Nasdaq-100 Index......................................   S-24
Certain United States Federal Income Tax Considerations..................   S-29
Underwriting.............................................................   S-32
ERISA Matters............................................................   S-33
Legal Matters............................................................   S-33
                                   PROSPECTUS
Prospectus Summary.......................................................      1
Forward-Looking Statements...............................................      6
Citigroup Global Markets Holdings Inc....................................      7
Use of Proceeds and Hedging..............................................      8
Ratio of Earnings to Fixed Charges.......................................      9
European Monetary Union..................................................     10
Description of Debt Securities...........................................     11
Description of Index Warrants............................................     18
Book-Entry Procedures and Settlement.....................................     21
Limitations on Issuances in Bearer Form..................................     22
Plan of Distribution.....................................................     23
ERISA Matters............................................................     26
Legal Matters............................................................     26
Experts..................................................................     26

                            CITIGROUP GLOBAL MARKETS
                                 HOLDINGS INC.



                        8,200,000 2% PRINCIPAL-PROTECTED
                              EQUITY LINKED NOTES



                                   BASED UPON
                              THE NASDAQ-100 INDEX
                             DUE SEPTEMBER 28, 2009
                        ($10 PRINCIPAL AMOUNT PER NOTE)


                                   ----------
                             PROSPECTUS SUPPLEMENT
                                 JUNE 23, 2004
                          (INCLUDING PROSPECTUS DATED
                                 JUNE 30, 2003)
                                   ----------



                                (CITIGROUP LOGO)